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                                                                     Exhibit 4.2

                               NEWPORT CORPORATION

                       NONQUALIFIED STOCK OPTION AGREEMENT
                       -----------------------------------

     1. Option Grant.
        ------------

        1.1 Grant. This Nonqualified Stock Option Agreement (the "Agreement")
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sets forth the terms of the agreement between Newport Corporation, a Nevada corporation (the "Company"), and the individual specified as the "Grantee" (referred to herein as, the "Optionee") in the Stock Option Grant Notice for Grant No. _____ (the "Notice") pursuant to and in accordance with the Company's 2001 Stock Incentive Plan (the "Plan"). This Agreement is made in connection with the Company's award to Optionee of his or her right to purchase shares of its common stock under the Plan as set forth in the Notice, and the Stock Option Grant Letter relating to Grant No. ____ (the "Grant Letter"). This Agreement shall be effective as of the Date of Grant specified in the Notice.

        1.2 Nonqualified Option. This Option is not intended to qualify as an
            -------------------
"incentive stock option" as defined in Section 422 of the Internal Revenue Code of l986, as amended (the "Code"), but is intended to constitute a nonqualified stock option.

     2. Vesting of Option. The right to exercise this Option shall vest in
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accordance with the vesting schedule set forth in the Grant Letter. This Option is exercisable from time to time in whole or in part as to any vested installment at the Option Price.

No additional Shares shall vest after the date of termination of Optionee's "Continuous Employment" (as defined in Section 3.2 below), but the Option shall continue to be exercisable in accordance with Section 3.1 below with respect to that number of Shares that have vested as of the date of termination of Optionee's Continuous Employment.

     3. Term of Option.
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        3.1 Expiration, Disability, Death or Other Employment Termination. The
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right of the Optionee to exercise this Option shall terminate upon the first to occur of the following:

            (a) the expiration of ten (10) years from the date of this Agreement;

            (b) the expiration of three (3) months from the date of termination of Optionee's Continuous Service if such termination occurs for any reason other than permanent disability, death or cause; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(d) below shall apply;

            (c) immediately on the date of termination of Optionee's Continuous Service if such termination occurs for cause;

            (d) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);

            (e) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to Optionee's death or if death occurs during the three-month period following termination of Optionee's Continuous Service pursuant to Section 3(b) above; or

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                      (f)  upon the consummation of a "Change in Control" (as
defined in Section 9), unless otherwise provided pursuant to Section 9 below.

                  3.2 Continuous Service. As used herein, the term "Continuous
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Service" means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee's term of office expires and he or she is not reelected, or
(iii) so long as Optionee is engaged as a consultant or service provider to the Company or other corporation referred to in clause (i) above. Changes in Optionee's status among the alternatives set forth in the foregoing clauses (i),
(ii) and/or (iii) shall not be deemed to terminate Optionee's Continuous
Service.

               4. Cancellation And Rescission. The Plan Administrator may
                  ---------------------------
cancel, rescind, suspend, withhold or otherwise limit or restrict all or any portion of this Options at any time if Optionee is not in compliance with all applicable provisions of this Agreement and the Plan, or if Optionee engages in any "Adverse Activity." For purposes of this Section 4, "Adverse Activity" shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company's business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by Optionee either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company in accordance with the Company's policies and any agreement in effect between the Company and the Optionee pertaining to confidentiality and/or ownership of intellectual property all right, title and interest in any invention or idea, patentable or not, made or conceived by Optionee during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company; (iv) activity that results in termination of the Optionee's employment for cause; (v) a material violation of any rules, policies, procedures or guidelines of the Company; or (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company.

               5. Exercise of Option. Subject to Section 4 above, on or after
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the vesting of any portion of this Option in accordance with Sections 2 or 9 hereof, and until termination of the right to exercise this Option in accordance with Section 3.1 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 6 below) upon delivery of the following to the Company at its principal executive offices:

                  5.1 a written notice of exercise which identifies this Agreement (including the Grant Number listed in the first paragraph of Section 1 above) and states the number of Shares then being purchased (but no fractional Shares may be purchased);

                  5.2 payment of the Exercise Price by: (i) cash; (ii) check;
(iii) the surrender of shares of Common Stock owned by Optionee (provided that shares acquired pursuant to the exercise of options granted by the Company must have been held by the Optionee for the requisite period

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necessary to avoid a charge to the Company's earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (iv) provided that a public market for the Common Stock exists, a "same day sale" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Option Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Option Price directly to the Company; (v) provided that a public market for the Common Stock exists, a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Option Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Option Price directly to the Company; or (vi) any combination of the foregoing methods of payment or Such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan;

                  5.3 a check or cash in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 11.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws);

                  5.4 a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 6 below, as the case may be; and

                  5.5 in accordance with Section 10.2 of the Plan, certification by the Optionee in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and this Agreement. In the event Optionee fails to comply with the provisions of paragraphs (i)-(vi) of
Section 10.1 of the Plan prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to this Option, such exercise, payment or delivery may be rescinded within two (2) years thereafter. In the event of any such rescission, Optionee shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

               6. Death of Optionee; No Assignment. Unless otherwise authorized
                  --------------------------------
by the Administrator in its sole discretion pursuant to Section 5.7 of the Plan, the rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee's Continuous Service terminates as a result of his or her death, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

               7. Representation of Optionee.  Optionee acknowledges receipt of
                  --------------------------
a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this

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Agreement, Notice, Grant Letter and the Plan. Optionee further acknowledges receipt of the prospectus pertaining to the Plan.

         8.   Adjustments Upon Changes in Capital Structure. In the event that
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the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 4.2 of the Plan.

         9.  Change in Control.  In the event of a Change in Control (as defined
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in Section 2.4 of the Plan):

              9.1 The right to exercise this Option shall accelerate automatically and vest in full (notwithstanding the provisions of Section 2 above) effective as of immediately prior to the consummation of the Change in Control unless this Option is to be assumed by the acquiring or successor entity
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(or parent thereof) or a new option or New Incentives are to be issued in exchange therefor, as provided in subsection (b) below. If vesting of this Option will accelerate pursuant to the preceding sentence, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or "spread") between:
(x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of this Option.

              9.2 The vesting of this Option shall not accelerate if and to the
                                                   ---
extent that: (i) this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent thereof) or a new option of comparable value is to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent thereof) with other incentives under a new incentive program ("New Incentives") containing such terms and provisions as the Administrator in its discretion may consider equitable. If this Option is assumed, or if a new option of comparable value is issued in exchange therefor, then this Option or the new option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the new option shall remain the same as nearly as practicable.

              9.3 If the provisions of subsection (b) above apply, then this Option, the new option or the New Incentives shall not accelerate but shall continue to vest in accordance with the provisions of Section 2 hereof and shall continue in effect for the remainder of the term of this Option in accordance with the provisions of Section 3.1 hereof.

         10.  No  Employment or Service Contract Created. Neither the granting
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of this Option nor the exercise  hereof shall beconstrued as granting to the
Optionee any right with respect to continuance of Optionee's employment by or service to the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Optionee's employment or

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service at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

         11. Rights as Shareholder. The Optionee (or transferee of this option
             ---------------------
by will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until such person has duly exercised this Option, paid the Exercise Price and become a holder of record of the Shares purchased.

         12. "Market Stand-Off" Agreement. Optionee agrees that, if requested by
             ----------------------------
the Company or the managing underwriter of any proposed public offering of the Company's securities, Optionee will not sell or otherwise transfer or dispose of any Shares held by Optionee without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed 180 days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.

         13. Interpretation. This Option is granted pursuant to the terms of the
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Plan, and shall in all respects be interpreted in accordance therewith. The
Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term "Administrator" shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board of Directors.

         14. Limitation of Liability for Nonissuance. During the term of the
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Plan, the Company agrees at all times to reserve and keep available, and to use its reasonable best efforts to obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell, such number of shares of its Common Stock as shall be sufficient to satisfy its obligations hereunder and the requirements of the Plan. Inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

         15. Notices. Any notice, demand or request required or permitted to be
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given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

         16. Governing Law. The validity, construction, interpretation, and
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effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

         17. Severability. Should any provision or portion of this Agreement be
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held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

         18. Attorneys' Fees. If any party shall bring an action in law or
             ---------------
equity against another to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the other party reasonable attorneys' fees and any expert witness fees.

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         19. Counterparts. This Agreement may be executed in two or more
             ------------
counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEWPORT CORPORATION                            "OPTIONEE"

By:
    ___________________________________        _________________________________
       Charles F. Cargile                                (Signature)
       Vice President and
       Chief Financial Officer                 _________________________________
                                                    (Type or print name)

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                       NOTICE OF EXERCISE OF STOCK OPTION
                         AND INVESTMENT REPRESENTATIONS

Newport Corporation
1791 Deere Avenue
Irvine, CA 92606

Ladies and Gentlemen:

         I hereby exercise my right to purchase shares of Common Stock (the "Shares") of Newport Corporation (the "Company") pursuant to the Nonqualified Stock Option Agreement dated __________, 200_ (the "Agreement"), granted to me under the Company's 2001 Stock Incentive Plan. The number of shares that I am purchasing at this time, and the total Exercise Price, are set forth below. I shall also pay such amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by me in connection with the exercise of this Option(the "Withholding Amount").

         Number of Shares purchased hereby:         ____________________________
         Exercise Price per Share:                  $___________________________
         Total Exercise Price:                      $___________________________


         Payment of the total Exercise Price set forth above and the Withholding Amount is being made concurrently herewith in the following form (see Section
5.2 of the Agreement):

         ___      Cash

         ___      Check

         ___      Surrender of shares of Common Stock owned by me

         ___      "Same day sale" commitment

         ___      "Margin" commitment

         In connection with the exercise of my option, I hereby represent to the Company and/or agree that:

         1. I acknowledge receipt of all information as I deem necessary and appropriate to enable me to evaluate the merits and risks of my investment in the Shares, including information concerning the business and financial condition of the Company, and that I have had the opportunity to discuss such information with, and ask questions of, an officer of the Company. I am an investor of sufficient sophistication and experience to make an informed investment decision regarding my purchase of the Shares, and I am able to bear the economic risk of an investment in the Shares.

         2. I hereby certify that I am in compliance with the terms and conditions of the Plan (including without limitation Section 10.2 thereof) and this Agreement. I agree that in the event I fail to comply with the provisions of paragraphs (i)-(vi) of Section 10.1 of the Plan prior to, or during the six
(6) months after the date hereof, the Company may rescind this exercise within two (2) years

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thereafter, and I shall, at the Company's option, pay to the Company the amount of any gain realized or payment received as a result of this exercise and the sale of the Shares, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to me by the Company.

         3. I understand and agree that, in the event the registration statement covering the 2001 Stock Incentive Plan is not effective on the date hereof,

             (a) the certificate(s) evidencing the Shares will bear legends substantially in the following form:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

             (b) the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and further recognize that the Company is under no obligation to register the Shares or to comply with any exemption from such registration;

             (c) Rule 144 under the Securities Act (an exemption under which securities may be sold without registration under the Securities Act if the Shares have been held for at least one year) may not be available, and in the case of securities to which said Rule is not applicable, compliance with some other exemption under the Securities Act will be required; and

             (d) I will not dispose of any interest in the Shares unless and until (i) I shall have notified the Company of the proposed disposition; (ii) I shall have furnished the Company with such investment representations as the Company may reasonably request, and an opinion of counsel to the effect that such disposition will not require registration under the Securities Act, and (iii) such opinion of counsel shall have been concurred in by the Company's counsel.

Dated:  __________, 200_                           Signature: __________________


                                                   Name:________________________


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